Exhibit 10.62

Monday, September 14, 2015

Hayley Lewis

Dear Hayley,

On behalf of Zosano Pharma, Inc. (the “Company”), I am pleased to offer you a full time position with our Company. Your title will be Vice President, Regulatory Affairs, reporting to the Chief Medical Officer.

This is an exempt position; your annual base salary will be $265,000 which will be paid bimonthly. In addition, you will be eligible to receive a target bonus of up to 30% of your annual base salary, in accordance with the terms of a bonus plan to be adopted by the Company. As discussed, your employment will begin toward the end of the Company’s annual incentive bonus plan year, and as such, you would not be eligible for any performance bonus for the 2015 calendar year. However, the company has agreed to extend a guaranteed minimum bonus of $25,000, payable in accordance with the terms of the annual incentive plan, less applicable payroll taxes, and during the normal payout period (end of Q1/2016). The following employee benefits are also available: Medical, Dental and Vision coverage, Life and Accidental Death & Dismemberment (AD&D) Insurance, Short and Long Term Disability Insurance, and 401(k). In addition, based on full time employment, vacation will accrue at three weeks per year and will be prorated for part time work. The Company also provides 10 paid holidays and two floating holidays per calendar year. One floating holiday will be granted with a start date after July 1, 2015. Details of these benefits will be included in the new employee orientation package. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary, with or without prior notification.

If you decide to join the Company, it will be recommended at one of the next Board of Directors Meeting following your start date that the Company grant you an option to purchase 30,000 shares of the Company’s common stock. 25% of the shares subject to the option shall vest 12 months after your start date with the Company subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Your employment with the Company is for no specified period and constitutes at-will employment (as directed by California Labor Law Code). For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Please disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement and the background check authorization and information forms on or before your first day of employment. A duplicate original is enclosed for your records. This letter and the Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you. This offer of employment is made contingent upon your completing and successfully passing the Zosano background check and verification of the information provided on your employment application, in your interviews and by your references. Whether you have successfully “passed” the background check is solely within Zosano’s discretion.

This offer of employment will remain in effect through September 15th, 2015.

Hayley, on behalf of the senior management team, we are all delighted to be able to extend you this offer letter. I look forward to working with you personally at Zosano Pharma.

Very truly yours,

ZOSANO PHARMA

/s/ Vikram Lamba

Vikram Lamba

Chief Executive Officer,

Zosano Pharma, Inc.

ACCEPTED AND AGREED:

Hayley Lewis

/s/ Hayley Lewis

Signature

Date: 14 Sept 2015

Enclosures:

Duplicate Original Letter,

IRS Form I-9 — list of acceptable documents

Confidentiality Agreement